Exhibit 99.1

[LETTERHEAD OF EMPIRE STATE REALTY TRUST, INC.]

May 8, 2014

To Unitholders in Empire State Realty OP, L.P. (“ESRO”):

We are enclosing Schedule 14D-9, as required under securities laws, to advise you of ESRO’s recommendation that you reject the tender offer being made by affiliates of MacKenzie Capital Management, LP (“MacKenzie”) as described in this enclosure.

Independent of the MacKenzie tender offer, ESRO has preparations underway to engage in an exchange offer to all holders of ESRO’s Operating Partnership Units to exchange their common units for new preferred units which will bear a higher current dividend rate than the current distribution rate of the Units. Any such issuer exchange offer will be subject to certain limits and conditions, which will be described in an offer to purchase. We expect any such exchange offer to commence within a month.

Sincerely,

EMPIRE STATE REALTY TRUST, INC., as
General Partner in Empire State Realty OP, L.P.

/s/ Anthony E. Malkin
Anthony E. Malkin
Chairman, CEO and President

Although ESRO has a current intention to conduct such an issuer exchange offer, there is no assurance that such transaction will be completed, and the terms of any such exchange will be determined by Empire State Realty Trust, Inc.’s Board of Directors, on behalf of ESRO, prior to commencement of such exchange.

This filing is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of ESRO. The exchange offer will be made only pursuant to an offer to purchase, letter of transmittal and related materials that ESRO intends to distribute to its unitholders and file with the Securities and Exchange Commission (the “SEC”). The full details of the exchange offer, including complete instructions on how to tender units, will be included in the offer to purchase, the letter of transmittal and other related materials, which ESRO will distribute to unitholders and file with the SEC upon commencement of the exchange offer. Unitholders are urged to carefully read the offer to purchase, the letter of transmittal and other related materials when they become available, because they will contain important information, including the terms and conditions of the exchange offer. Unitholders may obtain free copies of the offer to purchase, the letter of transmittal and other related materials that ESRO files with the SEC by going to the SEC’s website at http://www.sec.gov or by calling the person who will be identified for that purpose in the materials filed with the SEC at the commencement of the exchange offer. In addition, unitholders may obtain free copies of the ESRO’s filings with the SEC from ESRT’s website at http://www.empirestaterealtytrust.com.